Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Mark Pogharian	Leigh Horner
717-534-7556	717-508-1247

HERSHEY ENTERS INTO AGREEMENT TO ACQUIRE AMPLIFY SNACK BRANDS, INC.

•	Strengthens Hershey’s position in the snacking aisle and broadens its portfolio of innovative savory snacking brands

•	Expected to drive significant shareholder value through growth and margin expansion as well as identified cost synergies

•	Annual run-rate synergies of approximately $20 million expected to be generated over the next two years from cost savings and portfolio optimization

•	Expected to be accretive to adjusted earnings per share in the first-year post closing

HERSHEY, Pa., and AUSTIN, Tx., December 18, 2017 — The Hershey Company (NYSE: HSY) (“Hershey”) and Amplify Snack Brands, Inc. (NYSE: BETR) (“Amplify”) today announced that they have entered into a definitive agreement under which Hershey will acquire all outstanding shares of Amplify for $12.00 per share in cash.

“The acquisition of Amplify and its product portfolio is an important step in our journey to becoming an innovative snacking powerhouse as together it will enable us to bring scale and category management capabilities to a key sub-segment of the warehouse snack aisle,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “Hershey’s snack mix and meat snacks products, combined with Amplify’s Skinny Pop, Tyrrells, Oatmega, Paqui and other international brands, will allow us to capture more consumer snacking occasions by creating a broader portfolio of brands.”

“Since Amplify’s inception in 2014, our company’s goal has been to bring transparency to our products, and clean ingredients and great tasting snacks to consumers,” said Tom Ennis, Amplify Snack Brands, Inc.

President and Chief Executive Officer. “This transaction is a continuation of our mission as Hershey also believes in bringing to consumers great-tasting snacks made with the best ingredients possible. Hershey is a great cultural partner for Amplify and I’m excited for our team who will have access to Hershey’s marketing and go-to-market resources to take our brands to the next level.”

This strategic acquisition is expected to be accretive to Hershey’s financial targets given the growth trajectory and margin structure of Amplify’s key products. Amplify’s brands compete in many attractive food categories that are capitalizing on fast-growing trends in snacking with a focus on better-for-you products that deliver clean, simple and transparent ingredients as well as unique flavors and forms. Additionally, this combination brings customers a known brand building partner that invests in category management solutions to drive higher levels of conversion and velocity at retail.

Under the terms of the agreement between Hershey and Amplify, Hershey has agreed to acquire all of the outstanding shares of Amplify Snack Brands, Inc. for $12.00 per share, in a transaction structured as a tender offer followed by a merger, valued at approximately $1.6 billion, including net debt and including a make-whole payment of $76 million related to the Tax Receivable Agreement (“TRA”). Based on previously announced guidance, this represents a multiple of approximately 14.8-times 2017 Adjusted EBITDA including identified annual run-rate synergies of approximately $20 million expected to be generated over the next two years from cost savings and portfolio optimization.1,2 The transaction will be funded with cash on hand and new debt and is not expected to impact Hershey’s current ratings. Hershey expects the transaction to be accretive to adjusted earnings per share-diluted, including transaction related non-cash amortization, in the first-year post closing with accretion increasing in year two. Adjusted earnings per share-diluted accretion in both years is substantially higher when excluding transaction related amortization. The acquisition is not expected to affect the previously announced full year 2017 outlooks provided in Hershey’s and Amplify’s third quarter earnings release and conference calls.

[1]	Based on midpoint of Amplify’s guidance of $84-86mm in Adjusted EBITDA for the fiscal year 2017 as provided by Amplify during its third quarter earnings release on November 7, 2017
[2]	For the purposes of calculating a transaction multiple, the TRA make-whole payment of $76 million is substantially offset by the net present value of the associated tax payments

The agreement has been approved by the Boards of Directors of both companies. Affiliates of TA Associates, Amplify’s largest stockholder, and key Amplify insiders, who collectively represent approximately 57%3 of the outstanding shares, have agreed to tender their shares in the transaction. The transaction is subject to Amplify’s stockholders tendering a majority of Amplify’s outstanding shares on a fully diluted basis prior to the expiration of the tender offer, certain regulatory approvals and other customary conditions, and is expected to close in the first quarter of 2018.

J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are serving as financial advisors to Hershey in connection with this transaction, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor. Jefferies LLC is serving as the financial advisor to Amplify and Goodwin Procter LLP is serving as legal advisor.

Conference Call and Webcast Details

Michele G. Buck, and Patricia A. Little, Hershey’s Senior Vice President & Chief Financial Officer, will host a conference call on December 18, 2017, at 8:30 AM ET to discuss this announcement with the financial community. The conference call can be accessed by dialing (877) 888-4294 (U.S. / Canada) or (785) 424-1877 (International) and providing the passcode “Hershey”. A replay of the call will be available until January 1, 2018 at 12:00 AM ET by dialing (800) 934-8468 (U.S./Canada) or (402) 220- 6998 (International). The webcast and accompanying presentation of the conference call will be available on Hershey’s website (www.thehersheycompany.com/en_us/investors.html) prior to the start of the call.

[3]	Including earned equity compensation

Important Information

In connection with the proposed acquisition, a subsidiary of Hershey will commence a tender offer for the outstanding shares of Amplify. The tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Amplify, nor is it a substitute for the tender offer materials that Hershey and its acquisition subsidiary will file with the Securities and Exchange Commission (“SEC”) upon commencement of the tender offer. At the time the tender offer is commenced, Hershey and its acquisition subsidiary will file tender offer materials on Schedule TO with the SEC, and Amplify will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION / RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY AMPLIFY’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be made available to Amplify’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Amplify by contacting Amplify by phone at 646-277-1228. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC. AMPLIFY’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Safe Harbor Statement

This release contains forward-looking statements. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold Hershey’s or Amplify’s securities. Factors that could cause results to differ materially include, but are not limited to: the ability to timely satisfy the conditions to the closing of the tender offer; the ability of Hershey to realize the benefits of the transaction; issues or concerns related to the quality and safety of products, ingredients or packaging; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; selling price increases, including volume declines associated with pricing elasticity; market demand for new and existing products; increased marketplace competition; disruption to manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to international operations; disruptions, failures or security breaches of information technology infrastructure; the ability to hire, engage and retain a talented global workforce; the ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of Hershey’s new enterprise resource planning system; and such other matters as discussed in Hershey’s Annual Report on Form 10-K for the year ended December 31, 2016 and Hershey’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2017. All information in this press release is as of December 18, 2017. Neither Hershey nor Amplify undertake any duty to update any forward-looking statement to conform the statement to actual results or changes in expectations.